SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 27, 2005

Date of Report (Date of earliest event reported)

Tripos, Inc.

(Exact name of registrant as specified in its charter)

Utah	0-23666	43-1454986
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1699 South Hanley Rd., St. Louis, MO   63144

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:

(314) 647-1099

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Exhibit Index on Page 3

Item 2.02. Information Provided Under Item 2.02 Results of Operations and Financial Condition

The following information is furnished pursuant to Item 2.02, Results of Operations and Financial Condition.

On April 27, 2005, Tripos, Inc. issued a press release announcing its financial results for the first quarter ended March 31, 2005. A copy of Tripos, Inc.'s press release is incorporated herein by reference and is furnished as Exhibit 99.1 to this report.

Also on April 27, 2005, Tripos, Inc. held a webcast to discuss its first quarter financial results. A transcript of the prepared statements is incorporated herein by reference and is furnished as Exhibit 99.2 to this report.

Item 9.01. Financial Statements and Exhibits

Exhibits

99.1 Press release, dated April 27, 2005, issued by Tripos, Inc.

99.2 Transcript of the prepared statements from a webcast held on April 27, 2005 by Tripos, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRIPOS, INC.

By: /s/ B. James Rubin

B. James Rubin

Sr. Vice President

Chief Financial Officer

 Date: April 27, 2005

INDEX TO EXHIBITS

Exhibit No. Description

99.1 Press release, dated April 27, 2005, issued by Tripos, Inc.

99.2 Transcript of the prepared statements from a webcast held on April 27, 2005 by Tripos, Inc.

Exhibit 99.1

Contacts:

Tripos, Inc.

Jim Rubin

Chief Financial Officer

(314) 647-8837

(Media only)

Waggener Edstrom Bioscience

Lisa Osborne

Account Director

(425) 638-7134

lisao@wagged.com

For Release 6 a.m. EDT

April 27, 2005

Tripos Reports First-Quarter 2005 Financial Results

Company Achieves Operating Income Improvement Over Prior Year

ST. LOUIS -- April 27, 2005 -- Tripos, Inc. (Nasdaq: TRPS), a leading provider of drug discovery chemistry and informatics products and services, today announced financial results for the first quarter of 2005.

The company announced the following results for the three months ending March 31, 2005:

  Tripos posted revenues of $15 million, compared with the previous year's first-quarter revenues of $15.5 million.
  Operating income in the first quarter of 2005 was $305,000, compared with an operating loss of $82,000 in the first quarter of 2004.
  Pretax loss was $282,000 for the first quarter, compared with a pretax loss of $40,000 for the same period in 2004.
  Net loss for the first quarter of 2005 was $211,000, or $0.02 per basic share, compared with a net loss of $25,000, or $0.00 per basic share, for the first quarter of 2004.

"We are generally pleased with our operating results for the first quarter," said Dr. John P. McAlister, president and CEO of Tripos. "Although revenue was down slightly compared with the first quarter of 2004, our focus on efficiency and cost-effectiveness across the organization yielded improved operating results compared with the same period in the previous year. Our pretax results were tempered by the effects of currency translations and increased interest expense primarily related to our acquisition of Optive Research, resulting in a net loss for the quarter.

"We continue to make strategic R&D investments, focusing on those with direct revenue-generating potential," Dr. McAlister said. "In addition, we are extremely pleased by the successful acquisition of Optive Research early in the quarter. The newly added organization supplements our internal research and development efforts, and provides us with new product offerings and technologies, while adding experienced personnel to grow our business."

First-Quarter Operational Highlights

Tripos announced the following strategic activities during the quarter:

  Tripos completed acquisition of privately held Optive Research, Inc., a recognized leader in developing innovative software for computer-assisted molecular discovery. This acquisition provides Tripos with full access to Optive Research's existing cheminformatics products in addition to its pipeline of new offerings and technologies.
  Tripos received an $840,000 phase II Small Business Innovation Research Program grant from the National Institutes of Health. Tripos will use this two-year grant to create a full-scale library design system for use directly by medicinal chemists with real-world validation testing to be performed at its research facility, Tripos Discovery Research Centre.
  Tripos entered into a partnership with BioTie Therapies Corp., a Finnish biotech company, to enhance BioTie's drug discovery efforts, which include innovative medicines for the treatment of dependence disorders, inflammatory diseases and thrombosis. Under the agreement, Tripos will identify and optimize backup series for one of BioTie's key drug discovery programs, and will rapidly create compound libraries for in-house screening by BioTie.
  Tripos announced two important promotions:
  Mark Allen, Ph.D., was promoted to senior vice president and managing director of Tripos Discovery Research, Ltd. (TDR). In his new role, Dr. Allen is responsible for Tripos' Discovery Research business.
  Bryan Koontz was promoted to senior vice president and general manager of Discovery Informatics. In his new role, Koontz will provide strategic direction for Tripos' Discovery Informatics business, managing its offerings for both computational chemists and laboratory scientists, and will oversee the ongoing expansion of Tripos' informatics portfolio.

Webcast Information

Tripos will host a conference call and webcast today at 10 a.m. EDT to discuss these financial results in detail. Those who want to participate in the webcast should visit the Tripos Web site at http://www.tripos.com. An archived copy of the Tripos webcast will be available beginning at 1 p.m. EDT today, and will remain on the Tripos Web site through May 27.

About Tripos, Inc.

Tripos (Nasdaq: TRPS) combines leading-edge technology and innovative science to deliver consistently superior chemistry-research products and services for the biotechnology, pharmaceutical and other life science industries. Within Tripos' Discovery Informatics (DI) business, the company provides software products and consulting services to develop, manage, analyze and share critical drug discovery information. Within Tripos' Discovery Research (DR) business, Tripos' medicinal chemists and research scientists partner directly with clients in their research initiatives, leveraging state-of-the-art information technologies and research facilities. Headquartered in St. Louis, Mo., Tripos spans the world with global research operations and an international client base. Further information on Tripos can be found at http://www.tripos.com.

# # #

This press release may contain certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects", "anticipates", "projects", "estimates" "intends" "plans" "believes", variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections made by management and are not guarantees of future performance. Therefore, actual events, outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. We have identified certain factors that could cause actual results to differ materially from the forward-looking statements in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Tripos and the Tripos logo are registered trademarks of Tripos, Inc., and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.

Tripos, Inc.

Condensed Results of Operations

(in thousands, except per-share data)

	Three Months Ended
	31-March-05	31-March-04
Net sales
Discovery Informatics products and support	$ 6,263	$ 5,974
Discovery Informatics services	668	715
Discovery Research products and services	8,102	8,727
Hardware	10	44
Total net sales	15,043	15,460

Cost of sales	7,907	7,693
Gross profit	7,136	7,767

Operating expenses
Sales and marketing	2,945	3,142
Research and development	1,921	2,828
General and administrative	1,965	1,879
Total operating expenses	6,831	7,849

Income (loss) from operations	305	(82)

Other income (loss), net	(587)	42
Income (loss) before income taxes	(282)	(40)

Income tax expense (benefit)	(71)	(15)
Net income (loss)	$ (211)	$ (25)

Basic income (loss) per share	$ (0.02)	$ (0.00)
Diluted income (loss) per share	$ (0.02)	$ (0.00)
Basic weighted average shares	10,060	9,047
Diluted shares outstanding	10,060	9,047

Tripos, Inc.

Consolidated Balance Sheets

(in thousands)

	31-March-05	31-Dec.-04

Assets:
Current assets:
Cash and cash equivalents	$ 5,616	$ 4,171
Marketable securities	71	341
Accounts receivable	9,809	15,666
Inventory	10,370	12,007
Deferred income taxes	--	29
Prepaid expenses	6,826	5,603
Total current assets	32,692	37,817
Property and equipment, less accumulated depreciation	29,778	30,672
Capitalized development costs, net	2,758	2,159
Goodwill	5,142	965
Investments recorded at cost	1,433	1,397
Deferred income taxes	--	--
Intangible and other assets, net	4,023	112
Total assets	$ 75,826	$ 73,122

Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt and capital leases	$ 6,424	$ 8,203
Accounts payable	1,638	1,796
Accrued expenses	5,974	8,950
Deferred revenue	19,603	21,945
Total current liabilities	33,639	40,894
Long-term portion of capital leases	1,634	2,653
Long-term debt	6,935	--
Deferred income taxes	1,419	1,709
Shareholders' equity
Common stock	101	94
Additional paid-in capital	41,301	37,394
Retained earnings (deficit)	(8,300)	(8,089)
Other comprehensive income (deficit)	(903)	(1,533)
Total shareholders' equity	32,199	27,866
Total liabilities and shareholders' equity	$ 75,826	$ 73,122

Exhibit 99.2

Q1 2005 Financial Analyst Conference Call

27 April 2005

4/27/2005 10:05 AM - JPM

JOHN

Thank you and welcome to Tripos' Webcast and conference call for our first quarter 2005 financial results. Jim Rubin, Tripos Chief Financial Officer and John Yingling, Tripos Chief Accounting Officer, join me on this call.

First, I remind you that Tripos operates in a very volatile, highly competitive market that is very dependent on scientific innovation. There are many risks and challenges in our business and although we expect to continue to be successful in bringing our technologies, products and services to market, there can be no guarantee that we will reach these goals. Comments made by the Company in this conference call may contain certain statements that are forward-looking and involve risks and uncertainties. Words such as"expects,""anticipates,""projects,""estimates,""intends,""plans,""believes," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections made by management and are not guarantees of future performance. Therefore, actual events, outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. We have identified certain factors that could cause actual results to differ materially from the forward-looking statements in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

I'll start today with a brief overview of our financial and operating results and discuss how we are moving ahead with our strategic initiatives. Jim will give you a detailed analysis of our financial results for the quarter, and then we'll open up the phone lines to answer your questions.

STRATEGIC OVERVIEW & OPERATIONAL HIGHLIGHTS

I am pleased to report to you continued improvement in our financial performance year over year. In the first quarter of 2005 we posted revenue of $15.0 million compared to revenue of $15.5 million in the first quarter of 2004. This 3% decline in revenue was accompanied by an improvement in operating results to a profit of $305,000 from a loss in the same period in 2004 of $82,000. The decline in revenue in this quarter reflects the anticipated and previously announced decline in revenue from the large Pfizer discovery research project and the variability in sales of chemical screening libraries during the year. The increase in operating profits year over year is a result of several factors including our focus on efficiency across the organization, development of products with proven feasibility and marketability that are consequently being capitalized, and effective deployment of our software development teams on profitable contracts.

Jim will describe these results in detail, including the translation of operating results into net results.

First, I will describe to you a few operating highlights from the quarter.

First, our Discovery Informatics Products business performed well, increasing revenue from license sales by 5% year over year. Because the majority of this revenue is from long-term contracts and hence is ratably recognized over a period of years, this growth primarily reflects increased license sales over previous periods. We continue to see demand for our computational products and we continue to invest to develop new tools for this segment of our market.

In addition to our traditional target market of expert computational users, we at Tripos have been investing in the development of new products that are aimed to satisfy the need of the life science research community for better communication and decision-making in the laboratory. To that purpose, we have recently released LITHIUM™ 2.0 and SARNavigator™ 1.5, products that enable communication among laboratory chemists, computational scientists, and biologists. These products have been well received by our customers thus far and we expect them to provide an opportunity for us to extend our informatics offerings into new adjacent markets.

Following on this same theme, we are commercializing the Electronic Notebook that we developed in collaboration with scientists at Schering, AG. This tool expands the scope of the data capture in the laboratory, making it possible to better understand the progress of projects, relate results from multiple projects, and drive better decisions concerning research processes. The Tripos Electronic Notebook is slated for introduction later this year but is already being shown to prospective customers.

Turning to the status of our recent acquisition, we are pleased to announce that the integration of Optive Research and Tripos has been progressing smoothly and successfully. Joint teams are working on the integration of the Optive Benchware tools into Tripos' desktop environment and the integration of other Optive technologies and products into our computation and database tools.

 As we have discussed with you in the past, the Discovery Informatics Services business segment has been challenging for Tripos. In 2004, we made tremendous progress in stabilizing this business and leading it in a new direction. We have continued to deliver on contracts in this unit during the first quarter of this year, principally our successful work with Schering. Because service revenue is generally recognized upon delivery of milestones, this business tends to be variable during the year. As a consequence, we reported revenues slightly down from the previous year, reflecting only ongoing support work and some smaller contract activity. We believe that the market for large enterprise informatics projects in pharmaceutical research will continue to be difficult in spite of the potential of this technology to break the current R&D productivity logjam in the industry. We have adapted our strategy to the challenges of this market and believe that we can best serve our customers by executing a series of smaller projects incorporating"off the shelf" technology to implement the systems they require. This strategy has been successful for us in the past, based on our in-depth understanding of the industry. The new technologies that we have developed internally as a result of software collaborations and those we have gained through our acquisition of Optive Research will drive our contract opportunities and activities in the future. Our development teams are productively engaged in work on projects in this area and we anticipate that it will continue to be a source of new products for the informatics business.

 Finally, we are delighted to announce that Bryan Koontz has assumed the role of Senior Vice President and General Manager of Discovery Informatics after the resignation of Dr. Trevor Heritage. Bryan joined us following the acquisition of Optive Research, where he filled the role of Chief Executive Officer. Bryan's experience, incisive decision-making, and enthusiasm are already contributing to the outlook of this business unit and the team spirit in the company. We welcome Bryan to our executive team with great expectations and enthusiasm.

 Tripos Discovery Research continues to post strong results although it is now entering the fourth and final year of the large Pfizer File Enrichment project. We have previously pointed out that this project was slated to have its largest financial impact in year three, which was 2004. Revenue from this project is expected to decline in 2005. We have focused on bringing new contract research activities to this business unit and reported at the end of 2004 that we had entered a substantial number of new projects with other companies -- more than at any previous time in our history. In 2005, we continue to focus on this activity. As you would expect, we began discussions with Pfizer management in 2004 with respect to opportunities for continued collaborations with Pfizer beyond 2005. Those discussions are broad, covering many aspects of our research capabilities, and ongoing. Any definitive determination of the outcome of these activities will not likely occur until late in 2005 as budgets are set. Until and unless there is an announcement of a new contract, however, there is no guarantee that we will be successful in securing any future work with Pfizer.

Revenue from Discovery Research Products and Services declined by 7% year over year, partly due to the Pfizer decline I just mentioned and partly as a result of delayed or deferred orders for LeadQuest screening libraries and related products. Tripos Discovery Research continues to perform successfully on its research service contracts including that with Pfizer. This research service activity is the principal revenue generator for the business unit. We believe that our unique informatics enabled chemistry is a significant differentiation versus competition, domestic and foreign, and is attractive to our pharmaceutical and biotechnology customers.

Exemplary of this capability and providing peer scientific recognition of it, Tripos Chief Scientist, Dr. Richard Cramer, was awarded a Phase II SBIR grant by the National Institutes of Health in the amount of $840,000 to expand research into the area of shape-based design of active compounds building on methods he has previously developed, demonstrated, and published. These tools are a key element of our competitive advantage in performing Discovery Research contracts.

In addition to the activities that we have traditionally pursued at Tripos Discovery Research for contract work with the pharmaceutical industry focusing on their targets and research interests, Tripos began investments in 2004 in innovative research programs that"jump-start" research collaborations. Using our unique informatics capabilities and the expertise of our staff experienced in pharmaceutical discovery, we have initiated programs for a number of validated biological target classes to develop series of compounds that have been screened for activity and that have demonstrated Structure Activity Relationships ("SAR") that we will use in our partnering activities with pharmaceutical companies. Since the inception of work on this Lead Discovery project, we have demonstrated significant successes in producing results for a broad variety of targets and are filing for provisional patent coverage on these compounds. This has important strategic implications for the company:

  First, it demonstrates once again the power of our combined informatics and laboratory capabilities;
  Second, the variety of the biological targets against which we have succeeded demonstrates the generality of the methods;
  Finally, this activity provides opportunities for commercialization with our customers at a time when the pharmaceutical industry is publicly stating their interest in earlier stage programs that have achieved proof of concept and are nearing the early clinical phase.

It is important to note that Tripos is not developing into a therapeutic company. These programs do, however, position us as a much more attractive partner for our clients with high-value offerings that promise much better returns to our company and our partners than we have experienced in the past. We will begin introducing these offerings to customers in the second quarter of this year. Our goal with these offerings is to generate collaborations to further develop the compounds for lead discovery and optimization for a customer's therapeutic programs. We anticipate that this will generate upfront payments, funding for continued research and milestone payments upon achievement of agreed goals.

And finally, I want to point out that Dr. Mark Allen has assumed the role of Senior Vice President and General Manager of our Discovery Research Business Unit after resignation of Dr. Peter Hecht early this year. Mark is an experienced chemist, having spent over 20 years in the pharmaceutical industry, principally with Ciba Geigy and Novartis before joining Tripos. He has been with Tripos since we opened our chemistry laboratories in early 1998 during which time he has managed the operations group and provided strategic direction. Over this time, Mark has demonstrated his ability to assume leadership of the Discovery Research organization in anticipation of Peter's return to his native Austria. Mark is a welcome addition to the senior management at Tripos.

With that, I'll turn the call over to Jim for a detailed discussion of the first quarter financial results. Jim?

FINANCIAL RESULTS

JIM

Thanks, John.

As John has pointed out, our business continued to perform in the first quarter, delivering improved operating profits for the period.

Now for a summary of our P&L.

Sales and Cost of Sales

Revenues for the first quarter were $15 million -- down from $15.5 million in the first quarter of 2004. In the quarter, revenue from our Discovery Research business declined, and this decline was partially offset by growth in our Discovery Informatics business. In Discovery Research, revenues were $8.1 million compared to $8.7 million in the first quarter of 2004. The decline was primarily the result of lower revenues associated with the 4-year file enrichment contract with Pfizer, and was to a lesser extent lower LeadQuest compound sales that were delayed or deferred. Revenue from Discovery Informatics products grew 5% in the quarter as compared to prior year, due primarily to steady renewal business as well as the addition of Optive Research products to our portfolio. In Discovery Informatics services we achieved $668,000 in revenue, generally in line with the prior year's $715,000 for the quarter.

Gross Margin

Our gross profit for first quarter was $7.1 million compared to $7.8 million in the first quarter of 2004. Our gross margin was 47% compared to 50% in the prior year. Impacting gross margin in the quarter was a decline in gross margin in both Discovery Informatics and Discovery Research. In Discovery Informatics, margins declined from 81% to 75% in the quarter due to certain lower-margin DI service contract work and amortization of the Optive product-related intangibles emanating from the acquisition. In Discovery Research, margins declined from 26% to 24% primarily due to reduced margins associated with our LeadQuest screening compound sales.

Operating Expenses

Now I'll turn to a discussion of operating expenses.

In the first quarter, sales and marketing, research and development, and general and administrative expenses were $6.8 million, down from $7.8 million in 2004 and down slightly from the $7.1 million incurred in the fourth quarter of the prior year. The decline year over year was primarily due to a decrease in R&D expense of $907,000. Although R&D spending appears to have decreased, we continue to make strategic R&D investments to ensure we have the innovative products and services our customers rely on. We record R&D spending in three ways;

  Early stage research is recorded as a R&D expense on the P&L,
  Development of software and chemistry products with technical feasibility is capitalized and then expensed against future sales, and
  R&D can be part of cost of sales related to specific revenue-generating projects as appropriate depending on the activity.

We have mentioned previously, we are focused on where and how we spend our operating dollars. During 2004 we reduced headcount in areas not key to the future success of the company. This action included reducing R&D in non-productive areas, redeploying those resources to more productive areas, and refocusing sales efforts in informatics services/consulting to focus on smaller strategic projects such as collaborative software development projects and customer diagnostics. This focus has led to some level of cost savings, along with a refocusing on where and how we invest and spend our dollars. Software development staff previously deployed in our Discovery Informatics services area has been redeployed to work on new products that have technical feasibility and we believe there to be a market. These products include: Tripos Electronic Notebook, Lithium, Auspyx, and Gasp+ [now called HyperPhore], to name a few. As a result, $598,000 of first quarter expenses have been capitalized against future sales associated with these products.

In our Discovery Research area -- related to R&D -- work continued at Tripos Discovery Research Centre on our Lead Discovery programs, and associated costs were inventoried for future sales. We expect to go to market this year with these programs.

Operating Income and Other Income

We achieved an operating profit of $305,000 in the first quarter of 2005. This is compared to an operating loss of $82,000 in the first quarter of 2004.

We reported a pre-tax loss of $282,000 for the quarter. The swing from an operating profit to a pre-tax loss was the result of two things: interest expense and currency translations. Interest expense was $388,000 and reflects the incremental interest on the $3.5 million in sub-debt raised for the Optive acquisition. The reported effective interest rate including Original Issue Discount is 12.75% on this debt, of which the cash interest in 11.42%. In addition, we incurred adjustments related to foreign currency translation and a write-down of our pro-rata share of an investment by the A.M. Pappas Life Science II fund that were partially offset by gains from the sale of our holdings of NuVasive, Inc., a recent distribution from the A M Pappas Life Science II fund.

Our expected effective tax rate for 2005 is 25%. As you may recall, our effective tax rate in 2004 was a high 84%. Our effective tax rate has improved primarily as a result of the realization of R&D tax credits in the UK that were granted in first quarter of this year and the expectation of utilizing certain net operating loss carry-forwards

Our reported net loss for the first quarter of 2005 was $211,000, or $0.02 per basic share, compared with net loss of $25,000, or $0.00 per basic share in the first quarter of 2004.

BALANCE SHEET

Now I will move onto our balance sheet.

First, I would like to point out the changes to our balance sheet reflect our January 5th acquisition of Optive Research. We purchased Optive for $7.9 million in a combination of stock and cash. The financial terms of the acquisition were $4.75 million in cash and 599,521 shares of Tripos stock.

We financed a large part of the cash portion of the purchase price. We received $4 million in funding from two new investors, Horizon Technology Finance and Sand Hill Capital. The capital infusion consisted of a $500,000 equity investment in Tripos stock, [equaling 111,607 shares based on the trailing average price when the terms were negotiated in early fourth quarter 2004.] The remainder of the funding, $3.5 million, was in the form of subordinated debt. The sub-debt has a 4-year term, with the first 18 months requiring interest-only payments and then principal amortizing ratably for the remaining 30 months. The cash interest rate on this debt is 11.42%.

The Optive acquisition assets are reflected on our books as $3.9 in intangibles and other assets, and $4.5 million in goodwill.

In April, we renewed our line of credit and mortgage facilities with LaSalle Bank. Terms are consistent with what was previously in place, in addition our line was increased to $6.5 million (from $6.0 million previously) and it was extended another year. The mortgage on our headquarters building, previously coming due later this year, is now extended 3 years to April 2008.

Now, moving on to our cash and working capital accounts...

Our overall cash balances increased from $4.2 million at the end of December to $5.6 million at the end of March, primarily the result of a positive cash flow from operations.

As of March 31st, short-term debt of $6.4 million consisted of $2.5 million in borrowings on our line of credit facility, $3.7 million of capital lease obligations and $217,000 of mortgage payments. With respect to overall debt levels of the company, we have increased outstanding amounts from $10.9 million on December 31st, 2004, to $15.0 million on March 31, 2005. Our total debt includes the $2.5 million outstanding on our line of credit facility, a mortgage of $3.9 million on our headquarters building, sub-debt associated with the Optive acquisition of $3.3 million and capital leases for equipment at out Tripos Discovery Research facility of $5.3 million.

Our capital expenditures were minimal in the quarter.

With respect to...

Other Significant Balance Sheet Accounts

At March 31st, Accounts Receivable balances were $9.8 million, a decrease from $15.7 million at December 31st, 2004 due to seasonality consistent with historical patterns.

Inventory balances declined from $12.0 million on December 31, 2004 to $10.4 million on March 31st, 2005. Please note that $5.6 million of the March 31st total is for work in process and finished goods for existing contracted discovery research projects.

That concludes the financial recap. Now I will now turn the call back to John.

JOHN -- CLOSING OUTLOOK

Thanks, Jim.

For 2005, we will focus on new product introductions in discovery informatics both from internal development as well as from our recently acquired Optive Research portfolio and collaborative product development with Schering. Much of this focus will be on expansion of the traditional informatics market to the broader laboratory environment through innovation that drives successful decision-making in life science research.

In discovery research, we will strive to continue delivering excellent results for our contract research customers while we seek new partnering opportunities for our lead discovery projects.

Financially, we will focus on operating profitability while making the strategic investments in both discovery informatics and discovery research.

Thank you for your time and your interest in Tripos.